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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-98367

        PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 13, 2002
TO PROSPECTUS DATED AUGUST 30, 2002

divine, inc.

CLASS A COMMON STOCK

        This prospectus supplements, adds to, or supersedes similar information contained in that certain prospectus of divine, inc., dated August 30, 2002, as amended and supplemented from time to time. The prospectus covers 1,913,946 shares of our class A common stock issued by us in connection with (1) our payment of a promissory note for 5,368,565 Euros issued by our subsidiary in connection with our acquisition of certain assets of marchFIRST GmbH in September 2001 and (2) our acquisition of Denalii Inc. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

        The table of selling stockholders contained in the prospectus under the caption Selling Stockholders is modified by amending information regarding Jörn Weitzmann, receiver for the assets of marchFIRST GmbH, including to reflect sales of divine common stock made pursuant to this prospectus. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

Name	Total Number of Shares Before Sale	Shares Offered Hereby	Total Number of Shares Remaining After Sale	Percent
Jörn Weitzmann, as receiver for the assets of the company marchFIRST GmbH (file no. 67cIN 92/01 Amtsgericht Hamburg, Germany)	1,650,000	1,650,000	0	*

*
Represents less than 1% of the outstanding shares.

        This prospectus supplement also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus supplement covers the preferred stock purchase rights that currently trade with our common stock and entitle the holder to purchase additional shares of our common stock under certain circumstances.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2002.

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  Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-98367